Bank Credit Bill No. 307.001.181
1. INTRODUCTION:

1.1. ISSUER:
Corporate name: NEXTEL TELECOMMUNICAÇÕES LTDA (“Issuer”)
CNPJ [Cadastro Nacional de Pessoas Jurídicas (Corporate Taxpayer ID)]: 66.970.229/0001-67
Address: Alameda Santos 2356/2364, Cerqueira César
City: São PauloFU [Federal unit]: SPCEP: 01.418-200
Branch: Large Corporate SP 3070 (SP)
Current Account 5.567-0 (“Current-Account”)

1.2. - CREDIT TRANSACTION INFORMATION:
Amount: R$400,000,000.00 (four hundred million reals) (“Principal”)
Final Maturity: 10/31/2017
Payment Dates of the Financial Charges: October 31 and May 01 of each year
(“Payment Dates of the Charges”)
Number of Copies of this Bank Credit Bill: 1 (one) negotiable and 2 (two) non-negotiable copies.

Terms and Conditions
1. CREDIT - On October 31, 2017, we will pay in national currency, for this Bank Credit Bill (“Credit “), the characteristics of which are described in the preliminary framework, on its maturity date, to the BANCO DO BRASIL S.A. (“Creditor”), a financial institution, the head office of which is in the city of Brasilia, Federal District, at SBS Quadra 01, Bloco C, Lote 32 - Setor Bancário Sul, registered in the CNPJ under the No. 00.000.000/0001-91, represented by its subsidiary, - Agência Large Corporate SP 3070 (SP), located in the city of São Paulo, State of São Paulo, at Av. Paulista, 2.300 2º andar, Cerqueira César, registered in the CNPJ/MF [Cadastro Nacional de Pessoas Jurídicas do Ministério de Fazenda (Corporate Taxpayer Registry of the Ministry of Finance)] under the No. 00.000.000/1947-00, or to its order, at the place of payment indicated in the Place of Payment Clause, the net, correct and payable debt, corresponding to the amount indicated in item 1.2 of the recitals (“Principal”), plus Financial Charges, as provided in this Bill.

2. APPLICABLE LAW.- This Bank Credit Bill is issued pursuant to Law 10.931, of August 02, 2004.

3. PURPOSE AND DISBURSEMENT OF THE CREDIT - The entire amount of the Principal will be deposited into our Current Account, indicated in item 1.1 - Issuer, in one tranche, against the presentation of this Bill assigned to the Creditor, subject to the applicable deductions indicated in this Bill, the funds to be applied, exclusively, to reinforcing the working capital of such Issuer.

4. FINANCIAL CHARGES - The balances due ascertained on the Loan Account, deriving from the issuance of the Principal amount, as well as the amounts deriving from it, due for incidentals, fees and expenses, will incur financial charges equivalent to 113.90% (one hundred thirteen and ninety one-hundredths percentage points) of the average rate of Interbank Certificates of Deposit (ICD) (“Financial Charges”), compounded daily. The aforesaid Financial Charges calculated by banking days, will be debited to the Loan Account and their full payment will be required, semi-annually, on the corresponding Payment Date for the Charges, as defined in item 1.2 of the Recitals, at the maturity and settlement of the debt. For the purposes of this Bill, the “Loan Account” is a linked account managed by the Creditor for the purposes of statement of the amounts by the Issuer, subject to the debits and credits corresponding to the accounting entries relating to the transaction activity under this Bill.

4.1 For the purposes of the provisions of this Bill, (a) “banking days” shall be understood to be all days except Saturdays, Sundays and national banking holidays; and by “ICD,” the average rate of the, over, extra-group, Interbank Certificates of Deposits published by CETIP S.A. - OTC [over-the-counter] Assets and Derivatives.

4.2. In case of elimination, non-publication or impossibility, for any reason, of using the daily average ICD rates, during the period in which it is not possible to use the daily average ICD rates, a substitute rate will be used based on the variation of the Sellic Rate of the Banco Central do Brasil [Central Bank of Brazil] (Bacen), published by the ANDIMA [Associação Nacional das Instituições do Mercado Financiero] - National Financial Market Institution Association or another that is determined by mutual agreement between the Creditor and the Issuer.

5. DEFAULT CHARGES. In the event of a default of any of the payment obligations assumed by us in this Bill, as a result of its regular or early maturity, we will pay to the Creditor, in lieu of the interest provided in the Financial Charges clause, default charges equivalent to the average rate of Interbank Certificates of Deposit (ICD) published daily by CETIP S.A. - OTC [over-the-counter] assets and derivatives, plus an effective surcharge of 1% (one percent) per month. The aforesaid financial charges will be calculated daily per banking day, based on 252 banking days a year, to be compounded, monthly, debited to the Loan Account to be incorporated, for all legal purposes, into the aforesaid debt balances, which will be payable in their entirety at maturity, in early amortizations and upon settlement of the debt.

5.1 Apart from the charges provided in the first paragraph of this clause, in case of default, we will pay to the Creditor late interest at the effective rate of 1% (one percent) per annum and a fine of 2% (two percent) of the amount due.

6. IOF - We undertake to pay the tax on Credit, Exchange or Insurance Transactions or Relative to Securities (IOF, Imposto sobre Operacoes Financeiras [Financial Transactions Tax]), in accordance with the prevailing law, and we hereby authorize the Creditor to debit our Current Account, and are aware that the corresponding amount will be notified to us by debit advice and/or advice in the current account statement.

7. EARLY SETTLEMENT / AMORTIZATION - The other provisions of this Bill notwithstanding, we are assured the right to make payment in advance or to make partial amortizations of the outstanding balance deriving from the Bill, provided that the Creditor is notified 3 (three) banking days in advance with respect to the intended date when the early payment will be made.

7.1 In the circumstance in the first paragraph, we will pay the Creditor a charge equivalent (i) to 0.50% (fifty one-hundredths percentage points) incident on the amount paid / amortized in advance, due on the date of the amortization / settlement, in case of such amortization / settlement, takes place during the 1st (first) year of the term of this Bill; (ii) to 0.30% (thirty one-hundredths percentage points) if it takes place during the 2nd (second) year of its term and to 0.10% (ten one-hundredths percentage points) if it takes place during the 3rd (third) year of its term. If the amortization / settlement should occur after the end of the 3rd (third) year, no additional amount or charge will be due.

7.2 For the purposes of calculation of the total amount of the debt to be settled in advance, the Financial Charges stipulated in this Bill will be calculated in accordance with the clause Financial Charges, pro-rata temporis from the issuance date (exclusive) to the early settlement date (inclusive). In case of an early partial amortization, the amount paid will be utilized for deduction from the principal portions and charges having the closest maturities.

8. FLAT COMMISSION - Apart from the agreed upon financial charges, we will pay the Creditor for advising on the structuring and funding, a structuring commission of 0.10% (ten one-hundredths percentage points), calculated on the Principal amount and paid on the date of its full disbursement, the withheld taxes payable for which will be for the account of this Issuer. We authorize the Creditor to debit our Current Account, by advice, the amount due for such purpose.

9. TERMS OF PAYMENT - Regardless of early settlement and other obligations stated in this document, we will pay the Creditor the amounts pertaining to this Bill, on the following terms: a) Main Obligation: it will be paid in 3 (three) installments, at the following dates and amounts: on 10/30/2015, R$ 133,333,333.33 (one hundred and thirty three million, three hundred and thirty three thousand three hundred and thirty three reais and thirty three cents); on 10/31/2016, R$ 133,333,333.33 (one hundred and thirty three million, three hundred and thirty three thousand three hundred and thirty three reais and thirty three cents)¸ and on 10/31/2017, R$ 133,333,333.33 (one hundred and thirty three million, three hundred and thirty three thousand three hundred and thirty three reais and thirty three cents) (each of these dates is a “Main Obligation Payment Date”); and b) Financial Charges: every six months, on each Charges Payment Date, according to Clause 1.2 of the Introduction of this Bill, we agree to pay with the last installment of the Main Obligation, on 10/31/2017, all the monetary obligations resulting from this Bill.

Any payment of the installments that is done outside the agreed upon dates will be considered a mere delay, and will not affect in any way the installment dates or the remaining Clauses and terms of this Bill, nor will it result in the novation or modification of the agreed terms, including the charges resulting from default.

10. DEFAULT AND OTHER TERMS:

10.1 The Creditor may consider as default, in full right, the obligations agreed upon on this Bill, and demand the full payment of the debt herein contracted, by previous confirmation through the notification of the Issuer, with 2 (two) days advance, with the amount owed, when any of the following situations are liable to our party:

a) Noncompliance, by the Issuer, with any of the obligations of a monetary nature that are contained in this Bill, that are not resolved in the period of 1 (one) bank day after the original payment date:

b) Noncompliance by the Issuer, with any of the non-monetary obligations stated in this Bill which are not resolved in the period of 30 (thirty) days after the notification from the Creditor regarding the facts;

c) default of any other monetary obligation on the Issuer’s part, by unit or accrued amount above R$ 10,000,000.00 (ten million reais) which is not resolved in a period of 10 (ten) bank days, after the notification sent by the Creditor, except in the case of those obligations having their payments suspended by administrative or judicial decision, or if such a decision is guaranteed;

d) Default of any other monetary obligation on the Issuer’s part to the Creditor, that is not resolved in the deadlines agreed upon in their respective documents;

e) Exchange protest against the Issuer in unit value or accrued amount, above R$ 10,000,000.00 (ten million reais) which is not resolved in a period of 30 bank days, after the notification sent by the Creditor, except in the case of those obligations having their payments suspended by administrative or judicial decision, or if such a decision is guaranteed;

f) (i) voluntary liquidation by the Issuer; (ii) voluntary liquidation by the Issuer demanded by any third parties and not contested in the appropriate deadline; (iii) declaration of the Issuer’s bankruptcy; (iv) judicial or extra-judicial rehabilitation request by the Issuer;

g) Liquidation, dissolution or extinction of the Issuer;

h) Use of the resources for purposes different from the ones stated in the Purpose and Disbursement of the Credit Clause.

i) in case the index obtained by the division of the Liquid Debt by the EBITDA is superior to 2.5 (two point five), calculated as per Clause 10.2, while complying with the terms in Clauses 10.4 and 10.5

10.2. For the purposes of the stated in Clause 10.1, item “i”, the index obtained by the division of the Liquid Debt by the EBITDA, will be determined in the following manner: (i) every six months, based on non-audited financial statements as of June 30th of every year, and (ii) annually, the financial statements as of December 31 of every year, consolidated and audited by the auditing firm of repute in the market.

10.3. We agree to present to the Creditor, during the life of this Bill, a note of compliance to the index contained in Annex I, (i) every six months, based on non-audited financial statements as of June 30th until August 15th every year, and (ii) the financial statements as of December 31st, consolidated and audited, until May 5th of every year.

10.4. If the Issuer does not comply with any of the above stated obligations within their agreed upon deadlines, the Issuer will have an additional 10 (ten) bank days period after they are notified by the Creditor to do so, to resolve the default, by use of any operation through which the above mentioned index may be re-established, including, but not restricted to, share capital increase to reduce the Liquid Debt, with or without partial settlement of this Bill. In this case, if obtained within the above mentioned 10 (ten) day period, and with the Creditors’ agreement in written form, the re-establishment should be considered as having been obtained in the original date, with no penalties to the Issuer.

10.5. Also for the purpose of the stated in Clause 10.1, item “i”:

a) “Liquid Debt” is the amount as calculated on a consolidated basis, at the respective date of assessment, determined in agreement with the accounting principles generally accepted in Brazil, and is equal to (a) the sum of all liabilities with Financial Institutions, all issued stock and bond assets that represent a debt, and the liquid balance of derivative operations (liabilities minus assets of derivative operations); minus (b) the balance (cash, banks, financial placements with immediate liquidity or short-term investments, stocks and bonds issued by the Issuer or by a third party, and public or private assets of any sort) and (c) the market effects of any derivative operations;

b) “EBITDA” refers to the Issuers’ operational profit, on a consolidated basis, regarding the last 112 (twelve) months, added to the expenses with depreciation and amortization, all of which are determined in accordance with the accounting principles generally accepted in Brazil; and

c) “Liabilities” refers to the main amount of securities which are representative of debt issued by financial institutions and registered in the Issuer’s consolidated financial statements at the verification dates, all determined according to accounting principles generally accepted in Brazil.

11. MANDATORY ADVANCE PAYMENT

11.1 We agree to pay the creditor in advance the sum of all the amounts due in the terms of this Bill, including Main Obligations and Financial Charges, in the chance of occurrence of any of the following events, as per previous request presented 5 (five) days before the due date, in writing, by the Creditor:

a) changes in the corporate objectives that imply a modification of the company’s main activities, or that add to those activities in a way that might compromise or represent a deviation from the company’s current main activities, or the reduction of our share capital without previous consent by the Creditor, which should not be denied without justifiable cause;

b) any company re-structuring, such as a merging, incorporation or division, except if the division is partial and not above 10% of our liquid assets, without previous consent by the Creditor, which should not be denied without justifiable cause, if it isn’t done within the same financial group of companies;

c) obtaining of financial and corporate control which results in a change to the main corporate objectives, that imply a modification of the company’s main activities, or that add to those activities in a way that might compromise or represent a deviation from the company’s current main activities, or the reduction of our share capital without previous consent by the Creditor, which should not be denied without justifiable cause;

d) selling capital shares that imply a change in the corporate control of our company, directly or indirectly, without previous consent by the Creditor, which should not be denied without justifiable cause, the term corporate control expressly as defined in article 116 of Law # 6.404 of 12/15/1976.

12. INFORMATION - We irrevocably authorize the Creditor to, in the manner stated in all applicable regulations, to transmit or consult information regarding our company, and/or related to this operation to the credit information system kept by Banco Central do Brasil, and to register this Bill in any public records or instruments of any financial institutions that aid the financial market, including CETIP.

13. AUTHORIZATION FOR DIRECT DEBIT - In the terms of the present Bill, we authorize the Creditor to apply any amounts that are deposited in our current bank account to the payment of a part or the total amount of the debt reflected in the Loan Account.

14. SET-OFFS - We irrevocably authorize the Creditor to proceed to the set-off stated in article 368 of the Brazilian Civil Code, without previous warning, between the Creditors’ credit, which equals the debt amount reflected in the Loan Account, and other credits of any nature that we might owe the Creditor, currently or in the future.

15. ASSIGNMENT - This Bill can may be subject to assignment and endorsement, with a prior advice of 10 (ten) banking days, pursuant to Civil and Commercial Law and it will not be necessary for the assignee/endorsee to be a financial institution or equivalent entity, except that this Bill cannot be assigned to any, direct or indirect, competitor, of this Issuer. For the purposes of this Clause, competitor will mean any company operating directly or indirectly in the telecommunications sector, including, but not limited to cell phone telephony operators. The assignee/endorsee will be subrogated in all the rights of the assignee/endorsee and may, even, collect interest and other charges as agreed herein.

16. ATTORNEYS’ FEES - In the event that Creditor must seek recourse to means of collection to receive its credit, we agree to pay attorneys’ fees over the amount of the net debt assessed in out-of-court collections, as agreed, in advance and in writing, between the Issuer and the Creditor, in the judicial collections as decided by the Judicial Authority.

17. CALCULATION SPREADSHEET FOR COLLECTION - The outstanding balance will be evidenced by the Creditor in strict accordance with this Bill, by means of calculation spreadsheets prepared for court or out-of-court collection; that this Bill will include for all legal purposes the amounts utilized, possible debt amortizations, financial charges and default charges applicable to the utilized credit.

18. LEGALIZATION- This Bill is issued in the number of counterparts indicated in item 1.2 of the recitals, only the first of which will be negotiable. The other counterparts contain the words “Non-negotiable copy”.

18.1. This Bill can be amended, corrected and ratified by written amendment, with the requirements stipulated in Clause 18 above, as to the number of counterparts and the negotiable original, which will then comprise this Bill for all legal purposes.

19. PAYMENT LOCATION - We will fulfill the obligations assumed in this Bill at the Creditor’s branch in which our Current Account mentioned in item 1 of the Recitals is held, place of payment that is designated as the venue of this Bill.

And, as it is our free and voluntary intent, we sign this Bank Credit Bill in 3 (three) counterparts of equal tenor, only one of which is negotiable, for all legal purposes.

São Paulo (SP), December 31, 2012.
ISSUER:

NEXTEL TELECOMMUNICAÇÕES LTDA, limited liability company, with its head office in São Paulo (SP), at Alameda Santos No. 2.356/2.364, Cerqueira César, CEP: 01.418-200, registered in the CNPJ/MF under the No. 66.970.229/0001-67, represented herein by:

[initials]    [signature]                [initials]    [signature]

Initials	Name: RICARDO HAJIME YOSHIO WATANABE Profession: INDUSTRIAL ENGINEER Marital Status: MARRIED Nationality: BRAZILIAN Resident in: SÃO PAULO: Identity No: 122.723.21 SSP/SP CPF/MF: 075.818.228-77	Initials	Name: SERGIO BORGES CHAIA Profession: BUSINESS MANAGER Marital Status: MARRIED Nationality: BRAZILIAN Resident in: SÃO PAULO Identity No: 14.642.867 SSP/SP CPF/MF: 104.746.138-28

Annex I

DECLARATION OF COMPLIANCE WITH FINANCIAL OBLIGATIONS

São Paulo, [xxx] [xx], [xxxx].

BANCO DO BRASIL S.A.
Ag. Large Corporate 3070 (SP)
São Paulo (SP)
c/o José Reinaldo de Araújo Jr.

Dear Manager,

We refer to the Bank Credit Bill No. [x] signed on [x] [x], 2012, between Banco do Brasil S.A. and Nextel Telecommunicações Ltda. (“Nextel”). Through this declaration, Nextel confirms its compliance with the financial obligation to maintain the index obtained by division of the Net Debt by the EBITDA equal to or less than 2.5 on [x] [x], 2012, as evidenced below:

Net Debt by the EBITDA                     Status: xx/xx/xxxx

1.	Net Debt (R$ 000)
2.	EBITDA (R$ 000)
3.	Net Debt by the EBITDA

NEXTEL TELECOMMUNICAÇÕES LTDA.